Exhibit 10.95
2012 MEMC Downstream Solar Bonus Plan

1.
Purpose of Plan. The purpose of the Downstream Solar Bonus Plan (the “Plan”) is to provide a significant reward to key management employees who have shown exemplary results in driving the timely completion of solar project deals resulting in significant profit before taxes (PBT).

2.	Plan Performance Cycle. The plan has an annual cycle, and is aligned with our fiscal year.

3.
Eligibility. General Managers and other key management employees critical to closing and implementing solar project deals. Final eligibility will be determined by the CEO and ratified by the Compensation Committee.

4.
Performance Measure and Funding. The performance measure used to determine funding levels will be Profit Before Tax (PBT). The Plan compensation pool, if any, will be funded as a % of PBT, based on projects that have “termed-out”. Term out means substantial completion is reached and project is sold or retained in an IPP model. In order to be retained as an IPP, the CCC and the CFO must approve the decision. Substantial completion means that non-GAAP revenue is recognized and a significant majority of the cash is received. The PBT calculation includes full project costs including COGS , financing costs and associated OpEx. The CFO is required to sign off on the final PBT and the Plan compensation pool, if any.

5.
Individual Award Opportunity. An individual's allocation of the Plan compensation pool, if any, will be determined by the CEO and will be based on a number of factors, including the impact the individual had on closing projects, the ability to drive new business, and other criteria aligned in driving the solar business. Awards may also be adjusted based on the period of time someone was employed or spent time devoted to solar energy projects.

6.
Timing of Awards. Assuming a Plan compensation pool is earmarked by the CEO within a given fiscal year, any individual employees who are chosen by the CEO to receive an allocation of the Plan compensation pool shall be awarded as follows:

•	1/3 of the payment at the time the Company pays annual bonuses following the close of the fiscal year in which bonuses were earned;

•	1/3 of the payment approximately one year after the first payment

•	1/3 of the payment approximately two years after the first payment.
An individual must be employed at time of each payout in order to receive that payout.

7.
Changes to the Plan. The MEMC Board of Directors' Compensation Committee has final authority and control over the Plan.  Both the Compensation Committee and MEMC Management reserve the right to modify or eliminate the Plan at any time, including funding measures and levels, plan participants, timing, or any other plan feature.

8.
The letter from Ahmad Chatila to which this Plan was attached when received by you is your notification that you are a potential recipient under the Plan. Your signature below acknowledges that you have read and understand the terms of this 2012 MEMC Downstream Solar Bonus Plan:

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Employee Name                          Date